Exhibit 99.1

Shimmick Corporation Announces Fourth Quarter and Fiscal Year 2025 Results

Irvine, CA, March 12, 2026 – Shimmick Corp. (NASDAQ: SHIM), a leading infrastructure solutions provider in water, electrical and other critical infrastructure construction services, today announced financial results for the fourth quarter and fiscal year ended January 2, 2026.

Highlights

•
Reported revenue of $100 million, which includes $84 million of Shimmick Projects revenue, for Q4 2025, and revenue of $493 million, which includes $397 million of Shimmick Projects revenue, for FY2025
o
Shimmick Projects Q4 2025 revenue up 4% year over year
o
Shimmick Projects FY2025 revenue up 12% year over year
•
Reported Q4 2025 gross margin of $10 million, all of which was driven by Shimmick Projects
o
Shimmick Projects Q4 2025 gross margin up 462% year over year
o
Shimmick Projects FY2025 gross margin up 232% year over year
•
Recognized a Q4 2025 net loss of $3 million, largely attributable to Non-Core Projects
•
Reported Q4 2025 Adjusted EBITDA of $4 million, our second consecutive quarter with positive EBITDA
•
Reported liquidity of $44 million as of January 2, 2026
•
Backlog is approximately $793 million as of January 2, 2026
o
Q4 2025 Book-to-burn ratio of 1.4x, a 5% increase to backlog compared to Q3 2025
o
$139 million in new work was booked in Q4 2025, with Shimmick Projects representing over 89% of total backlog
•
$128 million in new awards added to backlog as of the close of February 2026
•
$234 million in additional new awards were pending as of February 2026 in water and electrical target markets in California, Texas and Washington and are expected to contribute to 2026 backlog

“Our strategy has been and continues to be growing our backlog with work that we believe will deliver consistent margins while improving operational performance”, said Ural Yal, Chief Executive Officer of Shimmick. “As expected, we delivered another quarter of book-to-burn ratio exceeding 1.0x and also expect new awards to continue into the new year, with new work wins that are geographically within our strategic target markets of California and Texas. We continue to work towards de-risking our business by shifting to collaborative delivery models, while meeting the strong demand for our services in the market,” Yal continued.

“We expect 2026 to show strong backlog and revenue growth in our electrical business as our focused sales efforts start to take hold supported by robust bidding activity. We are encouraged to see our efforts starting to yield results and look forward to 2026.”

Financial Results

A summary of our results is included in the table below:

	Three Months Ended		Fiscal Year Ended
(In millions, except per share data)	January 2, 2026	January 3, 2025	January 2, 2026	January 3, 2025
Revenue	$100	$104	$493	$480
Gross margin	10	(21)	34	(56)
Net loss attributable to Shimmick Corporation	(3)	(38)	(26)	(125)
Adjusted net loss	(2)	(31)	(15)	(81)
Adjusted EBITDA	4	(27)	5	(61)
Diluted loss per common share attributable to Shimmick Corporation	$(0.08)	$(1.13)	$(0.74)	$(4.10)
Adjusted diluted loss per common share attributable to Shimmick Corporation	$(0.07)	$(0.91)	$(0.43)	$(2.66)

The following table presents revenue and gross margin data for the three months and fiscal year ended January 2, 2026 compared to the three months and fiscal year ended January 3, 2025:

	Three Months Ended		Fiscal Year Ended
(In millions, except percentage data)	January 2, 2026	January 3, 2025	January 2, 2026	January 3, 2025
Shimmick Projects(1)
Revenue	$84	$81	$397	$356
Gross Margin	$10	$2	$40	$12
Gross Margin (%)	12%	3%	10%	3%
Non-Core Projects(2)
Revenue	$16	$24	$96	$125
Gross Margin	$0	$(23)	$(7)	$(68)
Gross Margin (%)	3%	(97)%	(7)%	(54)%
Consolidated Total
Revenue	$100	$104	$493	$480
Gross Margin	$10	$(21)	$34	$(56)
Gross Margin (%)	10%	(20)%	7%	-12%

(1) Shimmick Projects are those projects started after prior ownership that have focused on water, climate resilience, energy transition, and sustainable transportation.

(2) Projects that started under prior ownership or focus on foundation drilling are referred to as "Non-Core Projects" (formerly referred to as "Legacy and Foundations Projects"). The Company entered into an agreement to sell the assets of foundation drilling Non-Core Projects in the second quarter of 2024 and continued to wind down remaining work during the remainder of the 2024 and 2025 fiscal years. As a result, revenue from foundation drilling Non-Core Projects continued to decline during the remainder of the 2025 fiscal year.

Shimmick Projects

Projects started after the AECOM Sale Transaction ("Shimmick Projects") have focused on critical infrastructure aligned with our strategy, including water, and electrical projects in key growth markets. Revenue recognized on Shimmick Projects was $84 million and $81 million for the three months ended January 2, 2026 and January 3, 2025, respectively. The $3 million increase in revenue was primarily the result of $16 million of revenue from new projects ramping up, partially offset by a $13 million decrease from lower activity on existing projects and projects winding down.

Gross margin recognized on Shimmick Projects was $10 million and $2 million for the three months ended January 2, 2026 and January 3, 2025, respectively. The $8 million increase in the gross margin was the result of new higher margin projects ramping up of $6 million and $2 million of favorable gross margin from existing projects.

Non-Core Projects

As part of the AECOM Sale Transaction, we acquired projects and backlog that were started under prior ownership (formerly referred to as "Legacy and Foundations Projects"). Separately, the Company entered into an agreement to sell the assets of our foundation drilling Non-Core Projects in the second quarter of 2024 and continued to wind down the remaining work which is largely completed.

Non-Core Projects revenue was $16 million and $24 million for the three months ended January 2, 2026 and January 3, 2025, respectively. The $8 million decrease was primarily due to the Company working to wind down these projects.

The Company recognized less than $1 million of gross margin on Non-Core Projects for the three months ended January 2, 2026 as compared to $(23) million for the three months ended January 3, 2025. The $23 million increase was primarily the result of cost overruns on Non-Core Loss Projects (as defined below) experienced during the three months ended January 3, 2025 which did not reoccur during the three months ended January 2, 2026.

A subset of Non-Core Projects ("Non-Core Loss Projects") have experienced significant cost overruns due to the COVID pandemic, design issues, legal costs and other factors. In the Non-Core Loss Projects, we have recognized the estimated costs to complete and the loss expected from these projects. If the estimates of costs to complete fixed-price contracts indicate a further loss, the entire amount of the additional loss expected over the life of the project is recognized as a period cost in the cost of revenue. As these Non-Core Loss Projects continue to wind down to completion, no further gross margin will be recognized absent external factors and in some cases, there may be additional costs associated with these projects that could lower gross margin. Revenue recognized on these Non-Core Loss Projects was $12 million and $11 million for the three months ended January 2, 2026 and January 3, 2025, respectively. Gross margin recognized on these Non-Core Loss Projects was $1 million and $(11) million for the three months ended January 2, 2026 and January 3, 2025, respectively. The change in gross margin was primarily the result of the prior year including additional subcontractor and acceleration cost for the three months ended January 3, 2025 which did not reoccur during the three months ended January 2, 2026.

Selling, general and administrative expenses

Selling, general and administrative expenses decreased by $5 million during the three months ended January 2, 2026 as compared to the three months ended January 3, 2025 primarily as the result of the continued implementation of our transformation plan.

Equity in earnings (loss) of unconsolidated joint ventures

Equity in earnings of unconsolidated joint ventures was $1 million for the three months ended January 2, 2026 compared to unconsolidated joint ventures equity in loss of $4 million for the three months ended January 3, 2025 primarily as the result of increased costs due to schedule extensions experienced during the three months ended January 3, 2025 which did not reoccur during the three months ended January 2, 2026.

(Loss) gain on sale of assets

(Loss) gain on sale of assets remained approximately flat period over period.

Interest expense

Interest expense increased by $2 million during the three months ended January 2, 2026 primarily due to increased average borrowings on the Credit Agreement during the three months ended January 2, 2026 as well as interest expense incurred on the ACF Credit Agreement and Ansley Loan Agreement entered into during the fiscal year ended January 2, 2026.

Other (income) expense, net

The Company recognized less than $1 million of other income, net for the three months ended January 2, 2026 compared to other income, net of $2 million for the three months ended January 3, 2025 primarily as the result of favorable development of insurance expense during the three months ended January 3, 2025 which did not reoccur during the three months ended January 2, 2026.

Income tax benefit

Due to an expected tax loss for the fiscal year ended 2025, no income tax expense was recorded for the three months ended January 2, 2026. Income tax benefit of $1 million was recognized for the three months ended January 3, 2025, primarily as the result of a decrease in taxes payable.

Net loss

Net loss decreased by $36 million to a net loss of $3 million for the three months ended January 2, 2026, primarily due to increase in gross margin of $31 million, a decrease in selling, general and administrative expenses of $5 million, an increase in equity in earnings (loss) of unconsolidated joint ventures of $5 million and an increase in other (income) expense, net of $2 million, partially offset by an increase in interest expense of $2 million and a decrease in income tax benefit of $1 million, all as described above.

Diluted loss per common share attributable to Shimmick Corporation was $(0.08) for the three months ended January 2, 2026, compared to diluted loss per common share of $(1.13) for the three months ended January 3, 2025.

Adjusted net loss was $(2) million for the three months ended January 2, 2026, compared to adjusted net loss of $(31) million for the three months ended January 3, 2025.

Adjusted diluted loss per common share attributable to Shimmick Corporation was $(0.07) for the three months ended January 2, 2026, compared to $(0.91) for the three months ended January 3, 2025.

Adjusted EBITDA was $4 million for the three months ended January 2, 2026, compared to $(27) million for the three months ended January 3, 2025. The increase was primarily the result of the increase in gross margin of $31 million as described above.

“Shimmick’s fourth quarter performance reflects our continued progress and reinforces our confidence in the Company’s overall trajectory. This quarter marks the second consecutive period since early 2023 in which our book‑to‑burn ratio exceeded 1.0x, with $139 million in new project awards. We also generated positive adjusted EBITDA of $4 million for the second consecutive quarter, underscoring meaningful operational momentum. In 2026, we anticipate a slower start to the year, followed by sequential quarter‑over‑quarter improvement as new project awards ramp up and represent a growing share of our project mix. We expect Shimmick’s consolidated revenue to grow between 12% and 22%, representing approximately $550 million to $600 million of work put in place for the full year 2026. Adjusted EBITDA is projected in the range of $15 million to $30 million for the full year 2026, an increase of 200% to 500% year over year,” said Todd Yoder, Executive Vice President and Chief Financial Officer.

Outlook and Guidance

For the full 2026 fiscal year, we expect:

•
Consolidated revenue(1) in the range of $550 million and $600 million, representing year-over-year growth of 17% at the midpoint
•
Consolidated Adjusted EBITDA between $15 million and $30 million, representing year-over-year growth of 350% at the midpoint

(1) Includes revenue as well as Shimmick's proportionate share of work put-in-place from equity method joint ventures.

Conference Call and Webcast Information

Shimmick will host a video webcast conference call on Thursday, March 12, 2026 at 4:30 p.m. Eastern Time. Interested parties are invited to listen to or watch the conference call which can be accessed live-streamed via the Company’s Investor Relations website (https://investors.shimmick.com/). A copy of the earnings call presentation will also be posted to the Company's website. A replay of the video webcast will be available through the same link following the conference call for a limited time beginning immediately following the call.

About Shimmick Corporation

Shimmick Corporation ("Shimmick", the "Company") (NASDAQ: SHIM) is an industry leader in delivering turnkey infrastructure solutions that strengthen critical markets across water, energy, climate resiliency, and sustainable transportation. With a track record that spans over a century, Shimmick, headquartered in California, unites deep engineering heritage with entrepreneurial spirit to tackle today's most complex infrastructure challenges. We integrate technical excellence with collaborative project delivery methods to provide innovative, technology-driven infrastructure solutions that accelerate economic growth and empower communities nationwide. For more information, visit www.shimmick.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are often characterized by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are only predictions based on our current expectations and our projections about future events, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. Forward-looking statements contained in this release include, but are not limited to, statements about: expected future financial performance (including the assumptions related thereto), including our revenue, net loss, backlog and Adjusted EBITDA; our growth prospects, including with respect to new awards, certain geographies and our electrical business; our expectations regarding profitability; our strategic transformation towards becoming more capital-efficient business; our market relationships and reputation; our core capabilities and skillset; the risk profile of our project portfolio; and our capital plans and expectations related thereto. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Forward-looking statements are only predictions based on our current expectations and our projections about future events, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law.

We wish to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect our actual financial results and could cause our actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on our behalf, including, but not limited to, the following: our ability to accurately estimate risks, requirements or costs when we bid on or negotiate a contract; the impact of our fixed-price contracts; qualifying as an eligible bidder for contracts; the availability of qualified personnel, joint venture partners and subcontractors; inability to attract and retain qualified managers and skilled employees and the impact of loss of key management; higher costs to lease, acquire and maintain equipment necessary for our operations or a decline in the market value of owned equipment; subcontractors failing to satisfy their obligations to us or other parties or any inability to maintain subcontractor relationships; marketplace competition; our inability to obtain bonding; our limited operating history as an independent company following our separation from AECOM, our prior owner our relationship and transactions with our prior owner; our prior owner defaulting on its contractual obligations to us or under agreements in which we are beneficiary; our limited number of customers; any inability to successfully expand our business into new markets or geographies; dependence on subcontractors and suppliers of materials; any inability to secure sufficient aggregates; an inability to complete a merger or acquisition or to integrate an acquired company’s business; adjustments in our contract backlog; accounting for our revenue and costs involves significant estimates, as does our use of the input method of revenue recognition based on costs incurred relative to total expected costs; material impairments; any failure to comply with covenants under any current indebtedness, and future indebtedness we may incur; the adequacy of sources of liquidity; the outcome of any legal or regulatory proceedings to which we are, or may become, a party; cybersecurity attacks against, disruptions, failures or security breaches of, our information technology systems; seasonality of our business; pandemics and public health emergencies; commodity products price fluctuations, inflation (and actions taken by monetary authorities in response to inflation) and/or elevated interest rates; climate change; deterioration of the U.S. economy; changes in state and federal laws, regulations or policies under the current presidential administration, including changes in trade policies and regulations, including increases or changes in duties, current and potentially new tariffs or quotas and other similar measures, as well as the impact of retaliatory tariffs and other actions, changes to tax legislation, including the passage of the One Big Beautiful Bill Act, potential changes to the amounts provided for under the Infrastructure Investment and Jobs Act, changes to immigration laws, as well as other legislation and executive orders related to governmental spending, and geopolitical risks, including those related to the war between Russia and Ukraine and hostilities in the Middle East; and other risks detailed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended January 2, 2026 and those described from time to time in our future reports with the SEC.

Non-GAAP Definitions This press release includes unaudited non-GAAP financial measures, adjusted EBITDA and adjusted net loss and adjusted diluted loss per common share. For definitions of these non-GAAP financial measures and reconciliations to the most comparable GAAP measures, see "Explanatory Notes" and tables that follow in this press release. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.

Please refer to the Reconciliation between Net loss attributable to Shimmick Corporation and Adjusted net loss and Adjusted diluted loss per common share included within Table A and the Reconciliation between Net Loss attributable to Shimmick Corporation and Adjusted EBITDA included within Table B below.

We do not provide a reconciliation for forward-looking non-GAAP guidance because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include legal fees and other costs for a Non-Core Loss Project, acquisition-related costs, litigation charges or settlements, and certain other unusual adjustments.

Investor Relations Contact

1-949-704-2350

IR@shimmick.com

Shimmick Corporation

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	January 2,	January 3,
	2026	2025
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$19,969	$33,730
Restricted cash	1,890	2,065
Accounts receivable, net	30,179	42,988
Contract assets, current	110,276	46,603
Prepaids and other current assets	13,067	15,614

TOTAL CURRENT ASSETS	175,381	141,000

Property, plant and equipment, net	10,571	19,132
Intangible assets, net	4,091	6,667
Contract assets, non-current	—	23,517
Lease right-of-use assets	16,466	24,232
Investment in unconsolidated joint ventures	11,866	19,016
Other assets	388	300

TOTAL ASSETS	$218,763	$233,864

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$69,542	$46,475
Contract liabilities, current	53,760	102,524
Accrued expenses	34,172	38,556
Current portion of long-term debt, net	4,143	—
Other current liabilities	34,499	42,709

TOTAL CURRENT LIABILITIES	196,116	230,264

Long-term debt, less current portion, net	60,316	9,478
Lease liabilities, non-current	11,913	15,987
Contract liabilities, non-current	453	113
Contingent consideration	5,203	4,686
Other liabilities	1,402	8,010

TOTAL LIABILITIES	275,403	268,538

STOCKHOLDERS' DEFICIT
Common stock, $0.01 par value, 100,000,000 shares authorized as of January 2, 2026 and January 3, 2025; 36,035,559 and 34,271,214 shares issued and outstanding as of January 2, 2026 and January 3, 2025, respectively	360	343
Additional paid-in-capital	46,795	43,353
Retained deficit	(103,795)	(78,211)
Non-controlling interests	—	(159)

TOTAL STOCKHOLDERS' DEFICIT	(56,640)	(34,674)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$218,763	$233,864

Shimmick Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Fiscal Year Ended
	January 2,	January 3,	January 2,	January 3,
	2026	2025	2026	2025
Revenue	$100,412	$103,552	$492,844	$480,236
Cost of revenue	90,434	124,400	459,252	535,885
Gross margin	9,978	(20,848)	33,592	(55,649)
Selling, general and administrative expenses	10,875	16,088	54,576	63,966
ERP pre-implementation asset impairment and associated costs	—	—	—	15,708
Total operating expenses	10,875	16,088	54,576	79,674
Equity in earnings (loss) of unconsolidated joint ventures	657	(3,949)	1,508	(4,728)
(Loss) gain on sale of assets	(5)	140	75	20,725
Loss from operations	(245)	(40,745)	(19,401)	(119,326)
Interest expense	2,913	1,056	6,660	5,426
Other (income) expense, net	(265)	(2,376)	(636)	959
Net loss before income tax	(2,893)	(39,425)	(25,425)	(125,711)
Income tax benefit	—	963	—	963
Net loss	(2,893)	(38,462)	(25,425)	(124,748)
Net income attributable to non-controlling interests	—	—	159	—
Net loss attributable to Shimmick Corporation	$(2,893)	$(38,462)	$(25,584)	$(124,748)
Net loss attributable to Shimmick Corporation per common share
Basic	$(0.08)	$(1.13)	$(0.74)	$(4.10)
Diluted	$(0.08)	$(1.13)	$(0.74)	$(4.10)

Shimmick Corporation

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Fiscal Year Ended
	January 2,	January 3,
	2026	2025
Cash Flows From Operating Activities
Net loss	$(25,425)	$(124,748)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	5,237	6,130
Depreciation and amortization	12,998	15,132
Equity in (earnings) loss of unconsolidated joint ventures	(1,508)	4,728
Return on investment in unconsolidated joint ventures	6,374	694
ERP pre-implementation asset impairment	—	10,428
Gain on sale of assets	(75)	(20,725)
Other, net	3,605	3,858
Changes in operating assets and liabilities:
Accounts receivable, net	12,809	11,190
Contract assets	(40,156)	104,139
Accounts payable	23,067	(35,114)
Contract liabilities	(48,764)	(13,260)
Accrued expenses	(4,384)	9,940
Other assets and liabilities	(8,892)	6,349
Net cash used in operating activities	(65,114)	(21,259)
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(6,371)	(10,477)
Proceeds from sale of assets	4,872	31,774
Unconsolidated joint venture equity contributions	(189)	(6,460)
Return of investment in unconsolidated joint ventures	2,812	204
Net cash provided by investing activities	1,124	15,041
Cash Flows From Financing Activities
Borrowings on credit and loan agreements	129,463	9,496
Repayments on credit and loan agreements	(75,273)	—
Net repayments of Revolving Credit Facility	—	(29,915)
Other, net	(4,136)	(1,478)
Net cash provided by (used in) financing activities	50,054	(21,897)
Net decrease in cash, cash equivalents and restricted cash	(13,936)	(28,115)
Cash, cash equivalents and restricted cash, beginning of period	35,795	63,910
Cash, cash equivalents and restricted cash, end of period	$21,859	$35,795
Reconciliation of cash, cash equivalents and restricted cash to the Consolidated Balance Sheets
Cash and cash equivalents	$19,969	$33,730
Restricted cash	1,890	2,065
Total cash, cash equivalents and restricted cash	$21,859	$35,795

EXPLANATORY NOTES

Non-GAAP Financial Measures

Adjusted Net Loss and Adjusted Diluted Loss Per Common Share

Adjusted net loss represents Net loss attributable to Shimmick Corporation adjusted to eliminate stock-based compensation, ERP pre-implementation asset impairment and associated costs, legal fees and other costs for Non-Core Projects and other costs. We have also made an adjustment for transformation costs we have incurred including advisory costs in connection with settling outstanding claims, exiting the Non-Core Projects and transforming the Company to shift our strategy to meet the nation’s growing need for water and other critical infrastructure and grow our business.

We have included Adjusted net loss in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the income and expenses eliminated in calculating Adjusted net loss can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted net loss provides useful information to investors and others in understanding and evaluating our results of operations.

Our use of Adjusted net loss as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•
Adjusted net loss does not reflect changes in, or cash requirements for, our working capital needs,
•
Adjusted net loss does not reflect the potentially dilutive impact of stock-based compensation, and
•
other companies, including companies in our industry, might calculate Adjusted net loss or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider Adjusted net loss alongside Net loss attributable to Shimmick Corporation, which is the most directly comparable GAAP measure.

Table A

Reconciliation between Net loss attributable to

Shimmick Corporation and Adjusted net loss

(unaudited)

	Three Months Ended		Fiscal Year Ended
	January 2,	January 3,	January 2,	January 3,
(In thousands, except per share data)	2026	2025	2026	2025
Net loss attributable to Shimmick Corporation	$(2,893)	$(38,462)	$(25,584)	$(124,748)
Transformation costs (1)	208	2,535	1,790	7,067
Stock-based compensation	717	2,826	5,237	6,130
ERP pre-implementation asset impairment and associated costs(2)	—	—	—	15,708
Legal fees and other costs for Non-Core Projects (3)	(542)	2,234	3,204	14,030
Other (4)	120	(32)	517	828
Adjusted net loss	$(2,390)	$(30,899)	$(14,836)	$(80,985)
Adjusted net loss attributable to Shimmick Corporation per common share
Basic	$(0.07)	$(0.91)	$(0.43)	$(2.66)
Diluted	$(0.07)	$(0.91)	$(0.43)	$(2.66)

(1) Consists of transformation-related costs we have incurred including advisory costs in connection with settling outstanding claims in connection with exiting certain Non-Core Projects as part of the Company’s growth strategy to address and capitalize on the nation’s growing need for water and other critical infrastructure.

(2) Reflects a strategic decision to enhance the Company’s current ERP system rather than implementing a new platform which, due to prior capitalized costs and remaining contractual obligations, resulted in a one-time charge of $16 million in the third quarter of fiscal 2024.

(3) Consists of legal fees and other costs incurred in connection with claims relating to Non-Core Projects.

(4) Consists of transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with our prior owner.

Adjusted EBITDA

Adjusted EBITDA represents our Net loss attributable to Shimmick Corporation before interest expense, income tax benefit and depreciation and amortization, adjusted to eliminate stock-based compensation, ERP pre-implementation asset impairment and associated costs, legal fees and other costs for Non-Core Projects and other costs. We have also made an adjustment for transformation costs we have incurred including advisory costs in connection with settling outstanding claims, exiting the Non-Core Projects and transforming the Company to shift our strategy to meet the nation’s growing need for water and other critical infrastructure and grow our business.

We have included Adjusted EBITDA in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the income and expenses eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations.

Our use of Adjusted EBITDA as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized might have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements,
•
Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs,
•
Adjusted EBITDA does not reflect the potentially dilutive impact of stock-based compensation,
•
Adjusted EBITDA does not reflect interest or tax payments that would reduce the cash available to us, and
•
other companies, including companies in our industry, might calculate Adjusted EBITDA or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider Adjusted EBITDA alongside Net loss attributable to Shimmick Corporation, which is the most directly comparable GAAP measure.

Table B

Reconciliation between Net loss attributable to

Shimmick Corporation and Adjusted EBITDA

(unaudited)

	Three Months Ended		Fiscal Year Ended
	January 2,	January 3,	January 2,	January 3,
(In thousands)	2026	2025	2026	2025
Net loss attributable to Shimmick Corporation	$(2,893)	$(38,462)	$(25,584)	$(124,748)
Interest expense	2,913	1,056	6,660	5,426
Income tax benefit	—	(963)	—	(963)
Depreciation and amortization	3,158	3,486	12,998	15,132
Transformation costs (1)	208	2,535	1,790	7,067
Stock-based compensation	717	2,826	5,237	6,130
ERP pre-implementation asset impairment and associated costs(2)	—	—	—	15,708
Legal fees and other costs for Non-Core Projects (3)	(542)	2,234	3,204	14,030
Other (4)	120	(32)	517	828
Adjusted EBITDA	$3,681	$(27,320)	$4,822	$(61,390)

(1) Consists of transformation-related costs we have incurred including advisory costs in connection with settling outstanding claims in connection with exiting certain Non-Core Projects as part of the Company’s growth strategy to address and capitalize on the nation’s growing need for water and other critical infrastructure.

(2) Reflects a strategic decision to enhance the Company’s current ERP system rather than implementing a new platform which, due to prior capitalized costs and remaining contractual obligations, resulted in a one-time charge of $16 million in the third quarter of fiscal 2024.

(3) Consists of legal fees and other costs incurred in connection with claims relating to Non-Core Projects.

(4) Consists of transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with our prior owner.